EXHIBIT 99.1

Pain Therapeutics Resubmits REMOXY New Drug Application to the U.S. Food and Drug Administration

REMOXY NDA Has Priority Review

AUSTIN, Texas, March 29, 2016 (GLOBE NEWSWIRE) -- Pain Therapeutics, Inc. (Nasdaq:PTIE) announced today that it has resubmitted to the U.S. Food and Drug Administration (FDA) a New Drug Application (NDA) for REMOXY®, an abuse-deterrent formulation of extended-release oxycodone (CII) capsules. Pain Therapeutics expects to be notified by the FDA of a Prescription Drug User Fee Act (PDUFA) action date within 30 days. The original REMOXY NDA has a Priority Review designation.

REMOXY is a proprietary drug developed and owned by Pain Therapeutics. The drug candidate’s proposed indication is for “the management of pain severe enough to require daily, around-the-clock, long-term opioid treatment and for which alternative treatment options are inadequate”.

Pain Therapeutics specifically developed REMOXY to make oxycodone difficult to abuse yet provide 12 hours of steady pain relief when used appropriately by patients. In particular, REMOXY’s thick, sticky, high-viscosity formulation may deter unapproved routes of drug administration, such as injection, snorting or smoking. Pain Therapeutics owns exclusive, worldwide rights to REMOXY.

About Opioid Abuse
Opioid drugs such as oxycodone are an important treatment option for patients with severe chronic pain. However, oxycodone abuse and diversion remains a serious, persistent problem. Nearly 19,000 people died from opioid overdose in 2014, according to the National Institute on Drug Abuse. For over a decade, Pain Therapeutics has pioneered Abuse-Deterrent Formulations (ADFs) to help in the fight against prescription drug abuse. ADFs attempt to raise the bar on prescription drug abuse by making it difficult, longer or aversive to tamper with long-acting opioid formulations, recognizing that no drug can be made abuse-proof.

About Pain Therapeutics, Inc.
We develop proprietary drugs that offer significant improvements to patients and physicians. Our expertise consists of developing new drugs and guiding these through various regulatory and development pathways in preparation for their eventual commercialization. We generally focus our drug development efforts around disorders of the nervous system, such as chronic pain. The FDA has not yet established the safety or efficacy of our drug candidates.

NOTE: REMOXY® is a trademark of Pain Therapeutics, Inc.

Note Regarding Forward-Looking Statements: This press release contains forward-looking statements for purposes of the Private Securities Litigation Reform Act of 1995 (the "Act"). Pain Therapeutics disclaims any intent or obligation to update these forward-looking statements, and claims the protection of the Safe Harbor for forward-looking statements contained in the Act. Examples of such statements include, but are not limited to, statements regarding a PDUFA date; the proposed indication for REMOXY; the abuse-deterrent properties of REMOXY and the potential benefits of REMOXY. Such statements are based on management's current expectations, but actual results may differ materially due to various factors. Drug development involves substantial risks and uncertainties, including, but not limited to, those risks and uncertainties relating to the FDA’s acceptance to review the REMOXY NDA; difficulties or delays in the FDA’s review of REMOXY; risks that the REMOXY NDA is administratively incomplete or out of compliance with current regulations around content and format or risks that the REMOXY NDA is missing key components, any of which may lead to a refusal-to-file decision by the FDA; expected adverse side effects or inadequate therapeutic efficacy; the uncertainty of patent protection for our intellectual property or trade secrets; unanticipated additional research and development, litigation and other costs; the potential for abuse-deterrent pain medications or other competing products to be developed by others; and difficulties or delays in manufacturing REMOXY. For further information regarding these and other risks related to our business, investors should consult our filings with the U.S. Securities and Exchange Commission.

For More Information Contact:
Peter S. Roddy
Vice President and Chief Financial Officer
Pain Therapeutics, Inc.
(512) 501-2450
proddy@paintrials.com